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                                                                   Exhibit 10.13


                         WORLDGATE AFFILIATION AGREEMENT


THIS AGREEMENT DATED _________________, IS BETWEEN CITY OF TACOMA, TACOMA PUBLIC UTILITIES, DBA CLICK! NETWORK , WITH ITS PRINCIPAL PLACE OF BUSINESS AT 3628 SOUTH 35TH STREET, TACOMA, WA 98411-0007 , (HEREINAFTER REFERRED TO AS "AFFILIATE") AND WORLDGATE COMMUNICATIONS, INC., WITH ITS PRINCIPAL PLACE OF BUSINESS AT: 3220 TILLMAN DRIVE, SUITE 300, BENSALEM, PA 19020 (HEREINAFTER REFERRED TO AS "WG").

AFFILIATE AND WG (COLLECTIVELY THE "PARTIES") HEREBY AGREE AS FOLLOWS:

1.       DEFINITIONS:

         The following terms, abbreviations and definitions used in this Agreement shall have the meanings set forth herein below:

         (a) "SYSTEM(S)" means Affiliate's television distribution system(s) for one or more geographical service areas, as from time to time are identified in Exhibit A.

         (b) "PROVIDER(S)" means one or more entities providing Subscriber Accessible Content for Subscriber access on or as part of the WorldGate-SM-Service.

         (c) "SUBSCRIBER" means a person or entity gaining access to the WorldGate-SM- Service as part of Affiliate's System.

         (d) "SUBSCRIBER ACCESSIBLE CONTENT" means the programs, displays, data, information, and other content (including without limitation, the Internet) which, from time to time, has been licensed or is otherwise provided by WG and other Providers for access by Subscribers on or as part of the WorldGate-SM- Service.

         (e) "SUBSCRIBER TRANSACTION" means any instance whereby a Subscriber uses or otherwise accesses the WorldGate Service.

         (f) "TERM" means the term of this Agreement which shall commence on the date hereof, and shall terminate seven (7) years from the date set forth above, except if renewed or terminated earlier as provided herein.

         (g) "WORLDGATE-SM- PLATFORM" means the hardware and software components to be supplied by WG to Affiliate and used by Affiliate in connection with Affiliate's System to provide Subscriber access to the WorldGate Service hereunder.

         (h) "WORLDGATE-SM- SERVICE" means an interactive Internet access service which utilizes the WorldGate Platform in connection with the Affiliate's System(s) for addressably transmitting downstream application information (including Subscriber Accessible Content) to Subscribers in the System's channels (vertical blanking intervals, full video channels or MPEG data stream) and, either utilizing separate rf sub-bands of the System's current allocated

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spectrum and/or a suitable phone-network based return facility for transmitting upstream communication.


2.       AUTHORIZATION OF RIGHTS, WORLDGATE PLATFORMS AND SYSTEM:

         (a) WG hereby authorizes Affiliate, during the Term hereof, to provide to Subscribers access to and use of the WorldGate Service, via the WorldGate Platforms in connection with Affiliate's System, in accordance with the terms and conditions of this Agreement.

         (b) From time to time during the term hereof WG shall provide to Affiliate and Affiliate shall acquire by purchase, lease or such other acquisition transaction as may be agreed in writing by the Parties, certain systems and the components of the WorldGate Platform as are further identified in Exhibit B. Certain terms and conditions with respect to such acquisition as well as the associated installation, maintenance and warranty of the WorldGate Platforms are also set forth in Exhibit B.

         (c) WG shall make available to Subscribers such Subscriber Accessible Content as may, from time to time, be determined by the Parties. Affiliate, however, acknowledges that the Providers of Subscriber Accessible Content may, from time to time, and for any reason make additions to, deletions from and/or otherwise modify Subscriber Accessible Content, and accordingly, WG also reserves such right. Affiliate further acknowledges that elements of such Subscriber Accessible Content, such as the Internet, may include materials and information of unreliable, uncertain or even objectionable origin, nature and/or character, and that WG expressly disclaims any responsibility for or liability associated with Subscriber's access to or use of the Subscriber Accessible Content.

         (d) Affiliate may request modifications of or additions to certain user interface screens or other aspects of the WorldGate Platform and/or the Subscriber Accessible Content. WG agrees to work with Affiliate to accommodate such requests to the extent that WG agrees such modifications are viable and will enhance the WorldGate Service.

         (e) Affiliate shall provide a suitable System and facilities associated therewith as further identified in Exhibit A. Affiliate may, from time to time, add additional Systems, in which event Affiliate shall use commercially reasonable efforts to provide WG with at least ninety (90) days advance written notice of any such proposed additions to the System, and upon the agreement of the Parties with respect to the proposed additions this Agreement shall be promptly amended to cover the proposed additions by the execution of supplemental and/or superseding Exhibit A(s) setting forth the agreed and then current information relevant to such Systems. Furthermore and from time to time, Affiliate may make other changes to the Systems and facilities comprising the same and/or WG may make changes to the WorldGate Platform and/or the WorldGate Service. In the event such changes materially affect the performance of the WorldGate Service, the Party making the changes shall use all reasonable efforts to provide the other Party with as much advance notice of the same as is reasonably possible, and the Parties shall reasonably cooperate with each other to minimize any resulting detrimental effect from such changes.

         (f) The installation, maintenance and support of such Systems and associated facilities shall be the sole responsibility of Affiliate and its suppliers. WG (and its contractors),


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however, requires both physical and electronic access to the System and the
WorldGate Platform connected thereto to perform its obligations hereunder. Affiliate shall provide WG (and its contractors) reasonable physical access upon advance notice as well as electronic access (via modem, the Internet and other electronic means) to such Systems (including the facilities and technical personnel associated therewith) and to the WorldGate Platforms connected or to be connected thereto, as required to perform its obligations hereunder, including without limitation, the installation, support and service of the WorldGate Platform, as well as the reporting and invoicing of Subscriber Transactions.


3.       RESERVATION OF RIGHTS:

         (a) Affiliate agrees that it is the essence of this Agreement that, without the specific written consent of WG, or except as otherwise set forth herein: (i) the WorldGate Platform shall not be modified by Affiliate in any manner; (ii) the WorldGate Platform shall not be utilized by Affiliate to provide services other than the WorldGate Service; and (iii) Affiliate shall not authorize any other party to do any of the acts forbidden herein (the foregoing subparagraphs (i)-(iii)) are collectively referred to herein as the "Prohibited Acts").
         (b) Affiliate shall immediately notify WG upon the occurrence or likely occurrence of any Prohibited Acts of which it becomes aware.

         (c) All licenses, rights and interest in, to and with respect to the WorldGate Platform, the Subscriber Accessible Content, the elements, parts and derivations thereof (including without limitation the writings, images, displays, electronic reproductions, user interfaces, sounds, data, information and other works embodied therein, derived therefrom or ancillary thereto, and the media of reproduction, performance or exhibition thereof), as well as the intellectual property rights related thereto, not specifically granted herein to Affiliate or to Subscribers, shall be and are expressly and entirely reserved by WG and the applicable Providers. The rights and licenses granted to Affiliate and the Subscribers hereunder do not include any right to sublicense any third party, in whole or in part.

4. MARKETING AND PROMOTION OF THE WORLDGATE SERVICE: The Parties agree to diligently market and promote the WorldGate Service to all of Affiliate's customers which are or become part of Affiliate's System(s). In particular and without limitation the Parties agree to provide such marketing and promotional services as are further identified in Exhibit C. The Parties recognize that each other's trademarks and brands are significant assets of the Party owning the same and that any use of such trademarks and brands shall only be with the other's prior consent and then only in a manner consistent with that typically used with other quality and valued trademarks and brands. The WG marks shall be prominently displayed in all consumer communications promoting the WorldGate Services such as, but not limited to, marketing materials, advertisements, direct mail pieces, bill stuffers, price lists, etc. All marketing materials and TV spots developed by Affiliate promoting the WorldGate Services, and all other uses of the WG marks shall be approved by WG in writing prior to initial dissemination. The WG marks may be promoted with Affiliate's mark with WG's prior written approval.

 5.      PAYMENTS, ACCESS FEES AND TAXES:

         (a) As consideration for the rights granted and services performed hereunder with respect to the WorldGate Service, Affiliate shall pay to WG Subscriber Access Fees as more


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fully set forth in Exhibit D. The Parties acknowledge that changes may be required in such Subscriber Access Fees as a result of material changes in the services and systems which are agreed to be offered hereunder (including without limitation, the addition of optional services, etc.) or in the event of changes in the regulatory environment governing such services and systems which materially affect the cost or such services and systems to WG. In such event the Parties agree to negotiate in good faith any resulting changes to the Subscriber Access Fees hereunder.

         (b) Notwithstanding the required payment of a Subscriber Access Fee as described above, the Parties agree and acknowledge that Affiliate is free to determine what fees, if any, it charges its customers with respect to access to the WorldGate Service and/or any Subscriber Transactions.

         (c) Except as expressly stated, all payments and fees due to WG hereunder, including without limitation the Subscriber Access Fee, are net of all duties, franchise fees and taxes (including interest and penalties on any such amounts) now or hereafter imposed or based upon the licensing, rental, purchase, shipment, delivery, transmission, exhibition, possession, or use of the WorldGate Platform, the access to any Subscriber Accessible Content, or any transfer of technology hereunder, but excluding however any taxes assessed upon any of WG's income or personal property (collectively "Taxes"). Affiliate has advised WG that licensing and/or registration fees may be due for doing business in the State of Washington and the City of Tacoma in the aggregate amount of approximately $97.00, and WG agrees to pay this amount if so required by the governmental authorities in these jurisdictions. WG agrees to register with the City of Tacoma and to pay all applicable City of Tacoma taxes. Provided, however, if the City's taxes, tax rates, franchise fees and/or license fees are amended or adopted so to increase above the current 0.0048% of gross income, then Affiliate agrees to reimburse WG to the extent of such increase.

         (d) Except for Subscriber Access Fees or as otherwise directed by WG in writing, all payments hereunder, including without limitation the purchase price of the components of the WorldGate Platform shall be made promptly at the net invoice price (i) in cash before shipment, or (ii) by establishing a confirmed, irrevocable letter of credit in form and substance and with a primary bank satisfactory to WG, payable against delivery of a site draft, bill of lading or other similar document requested by WG, or (iii) upon written credit approval by WG, within thirty (30) days after the receipt of an invoice for the same. Subscriber Access Fees and such other payments as are directed in writing by WG are due within twenty (20) days of the receipt of invoice for the same. Interest shall accrue on all amounts not paid when due at a rate equal to the lesser of twelve (12%) percent per annum or any maximum rate imposed under applicable laws and regulations. Payments shall not be deferred or subjected to setoff by Affiliate. Payments may not be suspended and shall continue during the pendency of any dispute hereunder. All payments to be made to WG shall be in the currency of the United States unless otherwise agreed in writing by the parties. WG reserves the right to change or limit the amount or duration of any payment credit terms which may be extended to Affiliate hereunder in the event of any change in the credit worthiness of Affiliate as determined by WG in its sole discretion.


6. STATEMENTS AND REPORTS: To afford determination and/or verification of the Subscriber Access Fees due hereunder WG shall provide to Affiliate an accounting statement and report within twenty (20) days after the end of each calendar month in which the WorldGate


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Service is distributed hereunder. Said statement shall include at least the following information to the extent applicable: the number of Subscribers, the type of Subscriber accounts and the number of such type of accounts, the Subscriber Transaction time, and the total amount due for all Subscriber Transactions and Subscriber access to the WorldGate Services hereunder. Such information may be provided electronically by access to computer terminals associated with the WorldGate Platform and/or in connection with a third party standard billing interface. Affiliate acknowledges that WG requires access to records and information relating to Subscribers in order to provide such statements and reports and hereby consents to the same.


7. AUDIT: Affiliate and WG shall keep accurate and complete books and records of Subscriber Transactions and accounts hereunder, and any required adjustments thereto. Subject to the confidentiality provisions contained herein Affiliate and WG may, not more than once during each calendar year and upon at least thirty days prior written notice, at their expense and during regular business hours, have the right to audit all such books and records of the other pertaining to the Subscriber Transactions occurring over Affiliate's System. Such audits shall be conducted by a nationally recognized, independent public accounting firm chosen by the auditing Party on the auditing Party's behalf. The audited Party agrees to fully cooperate with auditing Party's representatives and/or designees, and shall provide such representatives and/or designees with an office or adequate space in which to facilitate any audit of such books and/or records. If an audit or checking reveals a discrepancy in the Access Fee owed for the audit period, WG and Affiliate agree to make prompt adjustments of such accounts along with any required credits or payments associated therewith.


8.       REPRESENTATIONS AND WARRANTIES OF THE PARTIES:

         (a) Each of the Parties represents and warrants that (i) it has the authority and power to enter into this Agreement and to perform its obligations hereunder; and (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and are deemed to be valid, binding and enforceable obligations.


9.       INDEMNIFICATION:

         (a) WG shall indemnify Affiliate against (i) any award of damages and costs made against Affiliate by a final judgment of a court of competent jurisdiction in any such action, insofar as the same are based on a claim that the WorldGate Platform infringes any United States patent, and (ii) any settlements or compromises approved by WG as described below. WG shall control the defense of any such action including appeals, and all of negotiations thereof, including the right to effect any settlement or compromise. In case the use of the WorldGate Platform is, in any action, held to constitute such an infringement and the use thereof is enjoined, WG shall, at its option and expense (x) procure for Affiliate the right to continue using the WorldGate Platform, (y) replace or modify the same so that it becomes non-infringing and performs the same service with substantially the same quality, or (z) authorize Affiliate to return the effected WorldGate Platform and provide Affiliate with a refund of the purchase price, less an allowance for past use prorated based upon the initial term of this Agreement. The above indemnity shall not apply to and WG shall have no liability for any claim


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of infringement based on: (1) any use of other than a current unaltered release of the WorldGate Platform; or (2) any access to or use of the Subscriber Accessible Content; or (3) any combination or use of the WorldGate Platform with non-WG hardware, software, information, data or content, or (4) any use of the WorldGate Platform other than is authorized herein. The foregoing states the entire liability with respect to infringement of any intellectual property rights with regard to the WorldGate Platform.

         (b) Affiliate shall indemnify WG against (i) any award of damages and costs made against WG by a final judgment of a court of competent jurisdiction in any such action, insofar as the same are based on a claim of infringement arising out of: (1) any use of other than a current unaltered release of the WorldGate Platform; or (2) any combination or use of the WorldGate Platform with non-WG hardware, software, Subscriber Accessible Content or data, or (3) any use of the WorldGate Platform other than is authorized herein, and (ii) any settlements or compromises approved by Affiliate as described below.

         (c) In any case in which indemnification is sought hereunder:

                  (i) The party seeking indemnification shall promptly notify the other party in writing upon the initiation of any claim or litigation to which the indemnification relates;

                  (ii) The party seeking indemnification shall afford the other party the opportunity to participate in, and, at the option of such other party, to control, any compromise, settlement, litigation or other resolution or disposition of any such claim.
                  (iii) The party seeking indemnification shall fully cooperate with the reasonable requests of the other party in its participation in, and control of, any compromise, settlement, litigation or other resolution or disposition of any such claim.


10. SECURITY: Affiliate shall employ such security systems and procedures as may be reasonable and commercially feasible to prevent theft, pirating or other unauthorized access to the WorldGate Service as it is distributed over Affiliate's System.


11.      RENEWAL, TERMINATION AND DEFAULTS:

         (a) Upon the expiration of the initial Term hereunder this Agreement shall be automatically renewed for additional successive two (2) year periods thereafter unless terminated by either Party upon ninety (90) days written notice prior to the expiration of such initial Term and any renewal period. The Subscriber Access Fees payable during any renewal period shall be subject to a 5% escalator, compounded annually, or if lower, WG's then current published rates.

         (b) In addition to all of its other rights and remedies at law and in equity, either party shall be entitled at its option forthwith, upon giving notice to the other party, to terminate this Agreement and all licenses granted hereunder, (i) if said other party shall fail to perform any of its obligations or undertakings required of it hereunder, or shall be in breach of any of its warranties or representations herein contained, and shall not have cured or remedied such failure or breach within sixty (60) days of written notification thereof; provided, however that with respect to any failure to pay Subscriber Access Fees such cure period shall be reduced to ten (10) business days from the date of written notification hereunder; (ii) if a party hereunder


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commences a voluntary case under Title 11 of the United States Bankruptcy Code as now and hereafter in effect, or any successor statute, or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or a party consents to the entry of an order for relief in an involuntary case, or to the conversion of a voluntary case to an involuntary case, under any such law, or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; a party makes any assignment for the benefit of creditors; a party is unable or fails or admits in writing of its inability or failure to pay its debts as such debts become due; or the Board of Directors or other governing body of a party adopts any resolution or otherwise approves authorization to act upon any of the foregoing, such action shall be deemed a breach hereunder; or (iii) if any order, judgment or decree is entered against decreeing the dissolution or split-up of such party, and such order remains undischarged or unstated for a period in excess of thirty (30) calendar days, such action shall be deemed a breach hereunder.

         (c) WG may terminate this Agreement upon at least one hundred twenty
(120) days prior notice in the event the Parties cannot agree upon any required changes to the Fees in accordance with Paragraph 5(a) hereunder.

         (d) Sections 1,3,7-10, 11(d), 14-16, and 18-20, as well as any obligation which has accrued prior to any expiration or termination of this Agreement shall survive such expiration or termination. All outstanding Access Fees and other amounts owing to WG hereunder shall become immediately due and payable in the event of any expiration or termination of this Agreement.


12. ASSIGNMENT: WorldGate shall have the right to assign its rights and obligations hereunder to a third party which is acquiring all or substantially all of its assets, or any company with which it may merge or consolidate. Except as expressly set forth in the prior sentence neither party hereunder shall have the right to assign, transfer or hypothecate its rights and obligations hereunder, without the other's prior written approval. Any other purported assignment of this Agreement, shall be deemed null and void.


13. HEADINGS, RELATIONSHIP OF PARTIES: The titles of the paragraphs of this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement. This agreement does not in any way create the relationship of franchise, joint venture, partnership or agency between WG and Affiliate, and each shall remain an independent contractor, and as such shall not act or represent itself, directly or by implication, as agent for the other or assume or create any obligation of or in the name of the other.


14.      NON-WAIVER OF BREACH; REMEDIES CUMULATIVE:

         (a) A waiver by either party of any of the terms or conditions of this Agreement shall not, in any instance, be deemed or construed to be a waiver of such terms or conditions for the future or of any subsequent breach thereof. No payment or acceptance thereof under this Agreement shall operate as a waiver of any provision hereof.

         (b) Except as set forth herein all remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in


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limitation of any other remedy, right, undertaking, obligation, or agreement of either party. IN NO EVENT SHALL EITHER PARTY HEREUNDER BE LIABLE TO THE OTHER FOR SPECIAL, PUNITIVE, CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION ANY LOST PROFIT OR INVESTMENT AND THE LIKE), INDIRECT OR INCIDENTAL DAMAGES, BY WAY OF INDEMNITY OR OTHERWISE.

         (c) In no event shall WG be liable for damages exceeding the cost of the equipment purchased hereunder as referenced in Exhibit B..


15. NOTICES: Except as herein otherwise expressly provided, all notices, statements and other documents desired or required to be given hereunder shall be in writing and shall be given by personal delivery, certified mail, email (with a copy sent by regular US mail) or fax (with a copy sent by regular US mail). All notices, statements and other documents shall be sent to:

If to WG:

Accounting statements and                            All other notices should be sent to:
remittances should be sent to:

WORLDGATE COMMUNICATIONS, INC.                       WORLDGATE COMMUNICATIONS, INC.
3220 Tillman Drive, Suite 300                        3220 Tillman Drive, Suite 300
Bensalem, PA  19020                                  Bensalem, PA 19020
Attn:  Accounting Services                           Attn:  Affiliate Administration


If to Affiliate:


Click! Network
3628 South 35th Street
Tacoma, WA  98411-0007
Attn:  Marketing Manager


(or at such other address as may be designated in writing by either party no less than thirty (30) days prior to the date of transmission of the notice, statement, etc.). Notice given by domestic mail shall be deemed given three (3) days after the date of mailing; Notice given by international mail shall be deemed given ten (10) days after the date of mailing, notice given by fax shall be deemed given at the time of dispatch; notice given by email or personal delivery shall be deemed given upon delivery by the email service or messenger.


16.      GOVERNING LAW AND EXPORT RESTRICTIONS:

         (a) All matters pertaining to this Agreement (including its interpretation, validity, performance and breach), in whatever jurisdiction action may be brought, shall be governed by the laws of the State of Delaware (excluding its conflict of law provisions) . The parties hereto expressly consent and agree to submit to the jurisdiction of any court of competent jurisdiction


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(i) in the State of Delaware with respect to any action initiated by Affiliate, and (ii) in the State of Washington with respect to any action initiated by WG, and to accept service of process outside the States of Delaware and Washington, as applicable, in any matter to be submitted to any such court pursuant hereto.

         (b) Wherever there is any conflict between any provision hereof and any law or requirement with the force of law, this Agreement shall remain valid and such provision hereof shall be restricted to the extent, and only to the extent, necessary to bring it within the applicable requirements, unless such restriction shall, in the opinion of WG, have the effect of materially nullifying, or impairing, this Agreement.

         (c) Affiliate shall comply fully with all then current applicable laws and regulations relating to the export of products and technical data including, but not limited to, any regulations of the United States Office of Export Administration.


17. FORCE MAJEURE: Neither party shall, in any manner whatsoever, be liable or otherwise responsible for any delay or default in, or failure of performance (other than the failure to make payments hereunder) resulting from or arising out of or in connection with, any "Event of Force Majeure" and no such delay, default in, or failure of performance shall constitute a breach by either party hereunder. For purposes of this Agreement, an "Event of Force Majeure" in respect of a party shall mean any act, cause contingency or circumstances beyond the control of such party, including, without limitation, and to the extent beyond the control of such other party, any governmental action, nationalization, expropriation, confiscation, seizure, allocation, embargo, prohibition of import or export of goods or products, regulation, order or restriction (whether foreign, federal or state), war (whether or not declared), civil commotion, disobedience or unrest, insurrection, public strike, riot or revolution, lack of or shortage of, or inability to obtain, any labor, machinery, materials, fuel, supplies or equipment from normal sources of supply, strike, work stoppage or slowdown, lockout or other labor dispute, earthquake, hurricane, fire, flood, drought, other natural calamity, damage or destruction to plant and/or equipment, or any other accident, condition, cause, contingency or circumstance (including, without limitation, acts of God) within or without the United States beyond the control of such party.


18.      CONFIDENTIALITY:

         (a) The recipient of any confidential information of the other hereunder agrees to safeguard the confidentiality of such confidential information by applying policies and procedures adequate for that purpose, including without limitation, restricting the disclosure of this confidential information to employees and consultants needing to know the same for the purpose of this Agreement, who have agreed in writing to safeguard such confidential information in a manner consistent with the provisions of this paragraph. The recipient shall not disclose any such confidential information to any other person, firm or corporation, or use the same except for the purpose stated hereinabove, and shall exercise at least the same degree of care to guard against disclosure or unauthorized use of such confidential information, as the recipient employs with respect to its own confidential information, but in no event less than reasonable care. Information to be disclosed confidentially hereunder shall be fixed in a tangible medium of expression that is marked "Proprietary" or "Confidential", or if disclosed in other than a tangible medium of expression, indicated by the disclosing Party as being


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"Proprietary" or "Confidential" at the time of disclosure and within thirty (30)
days thereafter summarized by the disclosing Party in a writing to the recipient, in which writing the confidential information is identified as "Proprietary" or "Confidential". A tangible medium of expression shall be deemed to include, by way of example, memoranda, written descriptions, drawings, photographs, models, prototypes, tapes, disks and circuitry.

         (b) The recipient shall have no obligation of confidentiality hereunder with respect to any information which:
                  (i) is already properly known to the recipient other than as a result of a prior confidential disclosure by the disclosing Party;
                  (ii) is or becomes publicly known otherwise than by the recipient's (or someone receiving the information from recipient) fault or breach of this Agreement;
                  (iii) is rightfully received by the recipient without restriction from a third party who is not under an obligation of confidentiality, directly or indirectly, to the disclosing Party;
                  (iv) is independently developed by the recipient without benefit of the confidential information received hereunder;
                  (v) is approved for release in writing by the disclosing Party; or
                  (vi) is disclosed by the recipient pursuant to judicial or regulatory action, provided that the disclosing party is promptly notified at the time such action is initiated and the recipient fully cooperates with the disclosing Party in seeking continued confidential treatment of such information to the extent possible.

         (c) Except as may be reasonably required by applicable law, regulation or court order, the Parties agree that neither of them shall publicly divulge or announce, or in any manner disclose to any third party, other than its attorneys, accountants, parents, and partners, any of the specific terms and conditions of this Agreement, including without limitation the Subscriber Access Fees payable hereunder, and the parties further warrant and agree that none of their officers, directors or employees will do so. Click! Network will notify WG of such a request for disclosure so that WG may take its own course of action.


19. PROCEDURE PRIOR TO LITIGATION: Prior to initiating any litigation with respect to any controversy, claim or dispute arising hereunder or related hereto, but excluding any claim arising under Sections 3, 10 or 18 of this Agreement (a "Dispute") a Party must first notify the other Party and request in writing that such Dispute be submitted to an executive committee consisting of one senior ranking executive named by each of the Parties for such purpose. Such named executive shall have the authority and be capable of making binding decisions on behalf of such Party with respect to such Dispute. Within five (5) business days following the receipt of such notice (or such other period as may be agreed by the Parties) each Party shall have named its executive committee participant, and within ten (10) business days following the receipt of such notice (or such other period as may be agreed by the Parties) the executive committee shall meet to discuss the Dispute. If the executive committee is not able to resolve the Dispute within twenty (20) business days following the receipt of such notice (or such other period as may be agreed by the Parties), then either Party may proceed with the initiation of such litigation as may be appropriate.


20. ENTIRE UNDERSTANDING: This Agreement, including the Exhibits identified herein, sets forth the entire understanding of the parties with respect to the subject matter hereof, and all prior concurrent oral agreements or all prior written agreements with respect to such subject matter have been merged herein. No representations or warranties have been made other than those expressly provided for herein. This Agreement may not be modified, except by a written instrument signed by an authorized representative of the parties, and this provision may not be waived except by written instrument signed by an officer of the parties. In the event this agreement is translated into any foreign language counterpart, the English language counterpart shall remain controlling. This Agreement shall be presumed to have been negotiated and drafted by both Parties for the purpose of construing any ambiguities hereunder.



IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE SIGNED AND ACCEPTED BY THEIR DULY AUTHORIZED REPRESENTATIVES AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE.


Affiliate: CITY OF TACOMA, TACOMA PUBLIC UTILITIES,             WG
DBA Click! Network
By: /s/ Mark Crisson                                            By: /s/ Peter Mondics
Name:  Mark Crisson                                             Name:  Peter Mondics
Title:  Director of Utilities                                   Title:  unintelligible
Date:11/25/98                                                   Date: 12/7/98
Tel.: 253-502-8900                                              Tel.: 215-633-5100
Fax: 253-502-8493                                               Fax: 215-633-9590


Approved as to form & legality

         /s/ UNINTELLIGIBLE
         -------------------------
         [Unintelligble] Assistant City Attorney

Approved:

     By: /s/ UNINTELLIGIBLE
         --------------------
         Finance Director

                                    EXHIBIT A

                         TELEVISION DISTRIBUTION SYSTEMS



         SYSTEM NAME                               MAILING ADDRESS                          BASIC SUBSCRIBERS
         -----------                               ---------------                          -----------------

CLICK! NETWORK                                  3628 SOUTH 35TH STREET                             1000
                                                TACOMA, WA 98411-0007

--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------
--------------------------                   --------------------------                --------------------------



Each System identified above must include at least the following minimum facilities (to be supplemented as WG subscriber base grows):
          (a) dedicated Internet Access Link - T1 or equivalent with comparable data rates
          (b) Cisco 2501 Router with IP Software (or approved equivalent)
          (c) Kentrox D-Serv CSU/DSU (or approved equivalent)

          Effective Date: 12/14/98 Affiliate Initials: /s/ unintelligible WG
          Initials: /s/ unintelligible

EXHIBIT B


                               WORLDGATE PLATFORM


PLATFORM COMPONENTS AND PRICING:

Set forth below are the standard components of the WorldGate Platform and Affiliate's price for the same as of the effective date set forth below. Such prices are FOB WG's factory, and are valid for a period of one-year from this effective date after which time they are subject to change by WG to reflect current market conditions.


                           ITEM                                FIRST UNIT IN A HEADEND          OTHER UNITS - SAME HEADEND
                           ----                                -----------------------          --------------------------

Headend Package (analog)                                                 ##                                 ##

Large System Headend Package (analog)                                    ##

Channel HyperLinking Server                                              ##

WorldGate Keyboard*                                                      ##                                 ##

* Non-U.S. language keyboards will be quoted separately.

Affiliate will require and shall purchase hereunder one or more Headend Packages and WorldGate Keyboards, as required, for each System identified on Exhibit A of this Agreement. Custom configuration options are available and will be quoted separately if required based upon expected subscriber base (For initial quotation see Exhibit b-2 attached hereto and incorporated herein by reference). The above fees include routine site surveys and installation for domestic U.S. locations. Non-routine and/or non-U.S. surveys and installation are available on a time and material basis at WG's customary rates (international locations will also involve travel and per diem charges.) The above fees do not include any improvements and/or modifications to Affiliate's Systems. Notwithstanding the use of the term "purchase" herein, such WorldGate Platform as acquired hereunder includes certain WorldGate and third party software, microcode and documentation, whether stored in electronic (including firmware), magnetic, optical or other media (collectively Programs) for which title to and all proprietary rights in are reserved to WG and its suppliers. All access to and use of such Programs is subject to the terms and conditions of WG's Software License attached hereto and incorporated herein as Exhibit B-1.


LIMITED PRODUCT WARRANTY:
In addition to the warranties set forth in Section 8 of this Agreement, WG warrants that as installed hereunder and for a period of three months thereafter ( but not more than four months after delivery if there is a delay between delivery and installation other than as may result from


-----------------
## THE INFORMATION CONTAINED IN THIS PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES & EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

the actions and/or omissions of WG) such WorldGate Platform components will perform under normal use and service substantially in the manner specified in the applicable published technical specification as published by WG prior to the execution of this Agreement , and that for this period the hardware components of the WorldGate Platform will be free from defects in materials and workmanship. This warranty shall not apply to any items subjected to accident, misuse, neglect, mishandling, unsuitable physical or operating environments or any installation, testing, repair or alteration by anyone other than WG or its authorized vendors, or any use of non-approved components in connection with the WorldGate Platform. WG's warranty hereunder extends to Affiliate and to no other person or entity. This warranty shall not be enlarged or otherwise affected by, and no obligation or liability shall arise hereunder by WG's rendering of technical advice, help line support or service in connection with the products furnished hereunder. Any claims arising out of the aforesaid warranty must be submitted to, and the affected components must be returned or otherwise made available to WG in accordance with its published procedures, during the specified warranty period or within thirty (30) days of the expiration of such period. Subject to the preceding conditions, WG will promptly examine such WorldGate Platform components and repair or replace any such components which are defective with respect to the above warranty. Any required service, repair or replacement (and the costs and expenses associated therewith) which are not covered by the above warranty will be the responsibility of Affiliate unless covered by an applicable WG service contract.

THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR STATUTORY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ANY WARRANTY HEREUNDER, EXPRESS OR OTHERWISE, IS LIMITED TO THE WARRANTY TERM AND CONDITIONS AS SET FORTH ABOVE.


AFFILIATE TECHNICAL SUPPORT:
WG will at no additional charge to Affiliate provide technical support to Affiliate's customer service and engineering staff, 7 days per week, 24 hours per day, with such support to be provided by telephone, facsimile and Internet. Except as is provided by WG pursuant to the terms and conditions of any applicable service contract or WG's written warranty herein, any required travel from WG's facilities or support in addition to that provided by telephone, facsimile and Internet hereunder will require payment for time and materials at WG's customary rates, as well as reimbursement for travel and per diem charges.


ON SITE TRAINING:
Prior to the initial launch of the WorldGate Service on Affiliate's Systems WG will conduct one on site customer service training program of up to 3 days in duration for domestic U.S. installations. Training for non-U.S. installations as well as additional training will be available on a time and materials basis at WG's customary rates, as well as reimbursement for travel and per diem charges.


PLANT SPARES:
WG and Affiliate will cooperate to formulate and implement a recommended program for spare parts inventory, local maintenance strategy and emergency response.

SUBSCRIBER HELP LINE:
WG shall make available to WorldGate Subscribers (for domestic US locations only) a toll-based help line to assist WorldGate service Subscribers with questions relating to their WorldGate Service. Affiliate shall be responsible for all other Subscriber support.

                                   EXHIBIT B-1
                                SOFTWARE LICENSE

The terms and provisions of this Exhibit B-1 (Software License) provide for the licensing by WG to Affiliate of certain Programs (as such term is defined in the Affiliation Agreement) furnished with and to be used either as part of or in conjunction with the WorldGate Platform to be provided by WG to Affiliate under an Affiliation Agreement, of which this Exhibit forms a part.

1. GRANT OF LICENSE: WG (hereinafter Licensor) hereby grants to Affiliate (hereinafter Licensee) and Licensee hereby accepts a personal, nonexclusive license to use the Programs on the terms and conditions set forth herein and in the Affiliation Agreement. Except as specifically provided herein and therein, no interest, right or license, express or implied, is granted, and such other interests, rights and licenses are hereby reserved.

 2. OWNERSHIP RIGHTS: Any reference to sale or purchase not withstanding, title to the Programs and all copies and derivatives thereof shall be and remain in Licensor, and no title to or ownership of the Programs or any derivative or portion thereof is conveyed or transferred to the Licensee. Licensee acknowledges that the Programs constitute confidential and proprietary information and trade secrets of Licensor, whether or not the Programs, or any portion thereof, are or may be copyrighted or copyrightable and/or patented or patentable, and that disclosure of the Programs to Licensee is on the basis of the confidential relationship between Licensee and Licensor under this Agreement.

3. RESTRICTION ON TRANSFER: Licensee shall not sell, assign, sub-license, transfer, or otherwise make available the Programs, in whole or in part, except as may be permitted by this Software License Agreement and only with written prior consent by WG.

4. RESTRICTION ON USE, DISASSEMBLY AND REVERSE ENGINEERING: Licensee may use the Programs solely and exclusively on the computer(s) and associated peripherals furnished by WG as part of the WorldGate Platform sold to Affiliate under terms of the Affiliation Agreement, except that the Programs may also be temporarily used on or with a compatible backup computer and associated peripherals if the WorldGate Platform computers and associated peripherals are inoperative because of malfunction or during the performance of preventive maintenance or engineering changes, but only for such reasonable time as required to restore such WorldGate Platform to operative status. Licensee shall use the Programs only in connection with its immediate internal operations with respect to the provision to its customers of the WorldGate Service as authorized by the Affiliation Agreement, and shall not otherwise use nor offer or supply the use of the Programs to others under any circumstance. Licensee shall not de-compile, disassemble or otherwise reverse engineer the Programs.

5. RESTRICTION ON COPYING: Licensee shall make no copies (including any derivatives) of the Programs, or any part thereof, except that Licensee may make one (1) copy of the Program solely for the purposes of backup and archival storage. All copies shall be clearly marked by Licensee with the same Licensor proprietary and copyright restrictions which appear on the Programs originally supplied to Licensee, and be stored by Licensee in a secure manner.

6. RESTRICTION ON DISCLOSURE: Except as expressly permitted herein, Licensee shall not disclose or otherwise make available the Programs, or any portion thereof, to any third party or to any employee or agent of Licensee who is not of necessity authorized by Licensee to use the Programs as part of Licensee's provision of the WorldGate Service. Licensee shall take all reasonable steps necessary to ensure the Programs, or any portions, copies or derivatives thereof, are not disclosed or otherwise made available by Licensee (or employees or agents of Licensee) to any third party except as aforesaid.

 7. TERMS AND TERMINATION: The term of this License Agreement and the license granted hereunder shall commence on the date hereof, and shall terminate on the earlier of: (a) when Licensee ceases to operate or otherwise de-installs or replaces the WorldGate Platform; or (b) the termination or expiration of the Affiliation Agreement or the failure of Licensee to pay any fees or to comply with any of the terms and provisions hereof or of the Affiliation Agreement pursuant to which the WorldGate Platform has been provided, which failure continues for a period of ten (10) days after written notice to cure such failure and avoid termination.

Upon any termination of this Software License Agreement, pursuant to (a) or (b) above, Licensee shall immediately cease use of the Programs and return the Programs and all copies thereof to WG, and shall, within one (1) month after any such termination furnish WG a written statement certifying that the original and all copies and extracts (including partial copies and extracts) of the Programs and any related material received from WG or made in connection with such license have been returned to WG or, upon WG's written request, destroyed. WG reserves all rights and remedies at law, in equity and otherwise provided pursuant to the terms and conditions of this Agreement, to enforce it rights under this license. Licensee acknowledges and agrees that any breach or threatened breach of this software license shall cause WG irreparable injury for which there may be no adequate remedy at law, and that in addition to any other remedies available, WG shall therefore be entitled to obtain injunctive relief without the necessity of proving actual damages.


Description___________________________________________Release No._______________


Effective Date:  12/14/98   Affiliate Initials: /s/ unintelligible WG Initials:
/s/ unintelligible

                                   EXHIBIT B-2

                          WORLDGATE PLATFORM QUOTATION*

Large System Analog Headend as follows:  [INFORMATION REDACTED]##

1.  [INFORMATION REDACTED]##

2.  [INFORMATION REDACTED]##

3.  [INFORMATION REDACTED]##

4.  [INFORMATION REDACTED]##

5.  [INFORMATION REDACTED]##

6.  Keyboards

Total

*PER THE REQUEST OF AFFILIATE THE ABOVE PRICES HAVE BEEN RESTATED TO INCLUDE CITY TAX (I.E., 0.0048%) AND STATE TAX (I.E., 1.5%).







----------------------
## THE INFORMATION CONTAINED IN THIS PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES & EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                                    EXHIBIT C

                MARKETING AND PROMOTION OF THE WORLDGATE SERVICE



The Parties will provide, throughout the term of this Agreement, at least the following identified activities to market and promote the WorldGate Service:


WG WILL PROVIDE:

- four times yearly direct mail campaign to non-WorldGate Subscribers (WG will supply creative and will provide both printing and bulk delivery for purchase at WG's cost)
-    bill stuffers (for purchase at WG's cost)
- four times yearly local cable cross channel promotion, when technology is available
- four 30 and four 60 second video promotions for use as commercials, distributed yearly
-    training for customer service representatives
-    selected print media placement
-    camera-ready ad mats
-    four-color quarterly consumer guide (for purchase at WG's cost)
-    point of sale displays
-    leave behind piece and on-line tutorial for consumer education
-    training tape for Subscribers
-    updates for user guides as the same become available


AFFILIATE WILL PROVIDE:

- four times yearly direct mail campaign to non-WorldGate households (Affiliate will provide mailing lists, address labeling, out-bound postage and return fulfillment costs)
- a minimum of 200 ad avails promoting the WorldGate Service with WG approved commercials of either 30 or 60 second length per month, inserted on Affiliate's Systems on ad supported channels as agreed between the parties, to be run at times between 6:00 AM to 12:00 PM (midnight local time) when such capability is technically available
-    affidavits (in the form of a computer printout) verifying above commercials
- bill stuffer insertion and/or envelope advertising and mailing in Subscriber billing cycle, three times per annum
- reasonable use of local origination text-based channels (if available) to promote WorldGate Services
- placement of WG approved 30 and 60 second commercials (or other WG provided promotional pieces) on Affiliate's PPV promotion channel(s), for regular rotation for two week intervals, monthly
-    trained customer service representatives for all WorldGate Services
-    reasonable promotion of WorldGate Service on Affiliate's web home page

   Effective Date: 12/14/98 Affiliate Initials: /s/ unintelligible WG Initials:
   /s/ unintelligible

                                    EXHIBIT D

                         MONTHLY SUBSCRIBER ACCESS FEES

The following Subscriber Access Fees are payable by Affiliate to WG on a monthly basis for each Subscriber having access to the WorldGate Service during such month (prorated based upon a 30 day month for Subscribers having access to the WorldGate Service for less than a full calendar month). The pricing grid sets forth various benchmarks which, if achieved, will result in an adjustment in the particular amount payable for such Subscriber Access Fees. Affiliate's performance with respect to these benchmarks and the resultant amounts payable hereunder shall be determined on an aggregate System wide basis based on the results of all Systems hereunder. Any adjustment in the amount payable for such Subscriber Access Fees shall apply only for prospective periods after the benchmarks have been achieved, and then only after written notice has been provided by Affiliate to WG providing the details as to such achievement.

In addition to the Subscriber Access Fees as set forth below Affiliate shall pay to WG as Subscriber Access Fees, in the event the amount which Affiliate invoices and/or otherwise charges its customers as part Affiliate's standard monthly retail price for the WorldGate Service exceeds U.S.$10.95, an amount equal to thirty-five (35%) percent of such excess.

For purposes of determining the amount of the Subscriber Access Fees payable hereunder for the Systems (x) the number of "WorldGate Subscribers" for any month shall mean the average number of actual Subscribers to the WorldGate Service for that month and shall include only the Subscribers being invoiced for and paying the standard retail charge which Affiliate invoices its customers for the WorldGate Service (Subscriber Access Fees are, however, payable by Affiliate to WG for all Subscribers receiving access to the WorldGate Service irrespective of whether any payment is made by such Subscribers to Affiliate), and (y) the number of AWorldGate Capable Customers for any month shall mean the average number of Affiliate's actual customers (including only those customers being invoiced for and paying the standard retail charge which Affiliate invoices for its television programming distribution service) which during the month had sufficient System architecture and Head-end Package components of the WorldGate Platform installed and operational to permit such customer to have become a WorldGate Subscriber, had the customer so chosen, and (z) the APenetration for any month shall mean the number of WorldGate Subscribers divided by the number of WorldGate Capable Customers as determined above. Monthly averages hereunder shall be determined dividing by two the sum of the applicable number on the first and last business days of the month.

THE FOLLOWING RATES APPLY ONLY TO AFFILIATES OFFERING THE WORLDGATE SERVICE AS A UNLIMITED USAGE SERVICE AND AS A BASIC SERVICE TO ALL CUSTOMERS, ACROSS AND AS PART OF ALL TIERS OF SERVICE. (INCLUDES AN ALLOTTED USAGE TIME PER SUBSCRIBER PER MONTH WHICH IS NOT LIMITED IN NUMBER OF HOURS).


                         [CHART REDACTED]##


*PER THE REQUEST OF AFFILIATE THE ABOVE FEES HAVE BEEN RESTATED TO INCLUDE $0.01 CITY TAX (I.E., 0.0048%)




------------------
## THE INFORMATION CONTAINED IN THIS PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES & EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

CHANNEL HYPERLINKING-SM- AND OTHER REVENUE SHARING OPPORTUNITIES

The parties anticipate that the Subscriber Accessible Content will include opportunities to generate revenue from third parties through Channel Hyperlinking, advertising, commodity buying/selling lead generation and similar services which may be enabled by the WorldGate Platform. The Parties further recognize that such opportunities may require commitments with advertising agencies and other third parties as well as administrative, accounting, and other services and associated costs, fees, and expenses in order to permit such revenue to be generated. The Parties will work together to maximize such opportunities. Any revenue which is generated as a result of such services as the Parties agree to make available to Subscribers as part of the WorldGate Service hereunder will be shared by WG and Affiliate either evenly or upon an alternative percentage basis to be negotiated by the parties, in either case after subtracting such associated costs, fees, and expenses, and subject to any required commitments as aforesaid.

Effective Date: 12/14/98 Affiliate Initials:/s/ unintelligble WG Initials: /s/ unintelligble